Second Quarter 2025 Earnings Press Release

Exhibit 99.1

Marine Products Corporation Reports Second Quarter 2025 Financial Results And Declares Regular Quarterly Dividend

ATLANTA, July 24, 2025 – Marine Products Corporation (NYSE: MPX) (the “Company”), a leading manufacturer of fiberglass boats, announced its unaudited results for the second quarter ended June 30, 2025.

* Non-GAAP measures, including EBITDA, EBITDA margin, and free cash flow are reconciled to the most comparable GAAP measures in the appendices of this earnings release.

* All comparisons are year-over-year to 2Q:24 unless stated otherwise.

Second Quarter 2025 Results

●	Net sales decreased 3% year-over-year to $67.7 million
●	Net income was $4.2 million, down 25% year-over-year, and diluted Earnings Per Share (EPS) was $0.12; Net income margin decreased 190 basis points to 6.1%
●	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $5.6 million, down 13% year-over-year; EBITDA margin decreased 100 basis points to 8.3%
●	The Company generated strong operating cash flow and free cashflow and ended the quarter with approximately $50.2 million in cash and no debt
●	Effective management of field inventory has allowed us to maintain reasonable production levels and manage operational efficiencies during the quarter

Management Commentary

"Second quarter results reflected a stabilization of demand and a more balanced environment," stated Ben M. Palmer, Marine Products' President and Chief Executive Officer. “Second quarter sales were down 3% year-over-year; however, shipments and sales grew sequentially again this quarter and are now solidly off second half of 2024 lows. We are excited about our model year 2026 introductions, which feature new models, enhancements across the entire portfolio, and thoughtful approaches to offer cost-effective alternatives.”

“Tariffs and macro risks remain top of mind, with dealers and retail consumers remaining cautious overall. Thus far, supplier cost increases have been manageable, alleviating the concern that the 2026 model year pricing would be up significantly, but risks still persist as tariff policies continue to evolve. The interest rate outlook continues to be cloudy although there are market expectations for rate cuts later this year.“

“We are extremely proud of the responsiveness and resiliency our employees, operations, and dealers have shown in this environment. Our strong balance sheet, cash position and disciplined management of production levels relative to retail demand and field inventory afford us the ability to continue to invest in the business internally and through strategic opportunities,” concluded Palmer.

Second Quarter 2025 Earnings Press Release

2Q:25 Consolidated Financial Results (year-over-year comparisons versus 2Q:24)

Net sales were $67.7 million, down 3%. The decrease in net sales was primarily due to a 13% decrease in the number of boats sold during the quarter, substantially offset by a price/mix increase of 10%. The year-over-year sales decline was more modest versus recent quarters as comparisons ease and field inventories return to more balanced levels. The Company’s field unit inventory at the end of 2Q:25 was approximately 11% below 2Q:24.

Gross profit was $12.9 million, down 2%. Gross margin was 19.1%, up 20 basis points versus the prior year period. Gross margin improved as production schedules stabilized with demand resulting in manufacturing cost efficiencies.

Selling, general and administrative expenses were $8.1 million, up 9%, and represented 12.0% of net sales, up 130 basis points versus the prior year period. The increase in SG&A expenses was largely due to an increase in R&D investments and timing of incentive compensation accruals.

Interest income of $476 thousand decreased due to lower cash balances as a result of the Company’s special dividend paid during the second quarter of 2024.

Income tax provision was $1.1 million, or 21.3% of income before income taxes, up 560 basis points.

Net income and diluted EPS were $4.2 million and $0.12, respectively, down from $5.6 million and $0.14, respectively, in 2Q:24. Net income margin was 6.1%, down 190 basis points.

EBITDA was $5.6 million, down from $6.5 million. EBITDA margin was 8.3%, down 100 basis points from last year’s second quarter.

Balance Sheet, Cash Flow and Capital Allocation

Cash and cash equivalents were $50.2 million at the end of 2Q:25, with no outstanding borrowings under the Company’s $20 million revolving credit facility.

Net cash provided by operating activities and free cash flow were $9.2 million and $8.6 million, respectively, year-to-date through 2Q:25. The Company expects full year 2025 capital expenditures to be approximately $3 million.

Payment of dividends totaled $9.8 million year-to-date through 2Q:25. Additionally, the Board of Directors declared a regular quarterly dividend of $0.14 per share payable on September 10, 2025, to common stockholders of record at the close of business on August 11, 2025.

Conference Call Information

Marine Products Corporation will hold a conference call today, July 24, 2025, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. Additionally, the live conference call can be accessed by calling (888) 660-6357, or (929) 201-6127 for international callers, and using conference ID number 9979064. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call and for a period of 90 days.

Second Quarter 2025 Earnings Press Release

About Marine Products

Marine Products Corporation is a leading manufacturer of high-quality fiberglass boats under the brand names Chaparral and Robalo. Chaparral’s sterndrive models include SSi Sportboats and SSX Luxury Sportboats, and the SURF Series. Chaparral’s outboard offerings include OSX Luxury Sportboats and the SSi Outboard Bowriders. Robalo builds an array of outboard sport fishing models, which include Center Consoles, Dual Consoles and Cayman Bay Boats. The Company continues to diversify its product lines through product innovation. With these premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Forward Looking Statements

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such

forward-looking statements include statements that look forward in time or express management’s beliefs, expectations, hopes or strategies. In particular, such statements include, without limitation: our belief in demand stabilization and a more balance environment; our excitement about the model year 2026 introductions; our belief in product enhancements and our thoughtful approach to the market; our belief that tariffs and macro risks remain top of mind causing dealers and retail consumers to remain cautious overall; our belief that supplier cost increases have been manageable and have alleviated pricing concerns that the 2026 model year pricing would be up significantly; our belief that tariffs remain a risk as tariff policies continue to evolve; our belief that the interest rate outlook remains cloudy and that the market expects rate cuts this year; our belief in the responsiveness and resiliency our employees, operations, and dealers in the current environment; our belief that our strong balance sheet, cash position and disciplined management of production levels relative to retail demand and field inventory afford us the ability to invest in the business internally and through strategic opportunities; our expectation that full year 2025 capital expenditures will be approximately $3 million; our belief that the Company continues to diversify its product lines through product innovation; and our belief that our premium brands, a solid capital structure, and a strong independent dealer network allows us to capitalize on opportunities to increase our market share and generate superior financial performance to build long-term shareholder value. Risk factors that could cause such future events not to occur or our strategies not to succeed as expected include the following: negative economic conditions, including increased tariffs, unavailability of credit and possible decreases in the level of consumer confidence impacting discretionary spending; business interruptions due to, e.g., adverse weather conditions, supply chain disruptions and/or further increased interest rates; our retail incentives and allowances may not successfully increase consumer demand as anticipated; due to negative impacts to the overall economy, industry or competition, our adjustments to production levels may not match demand; increased cost of boat ownership makes it more difficult to raise prices in the future to compensate for increased costs; our new model launches may not match dealer and consumer preferences, which are inherently uncertain; and our ability to manage manufacturing costs may be constrained in light of lower production levels. Additional factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations are contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2024.

For information about Marine Products Corporation or this event, please contact:

Joshua Large

Vice President, Corporate Finance and Investor Relations

Second Quarter 2025 Earnings Press Release

(404) 321-2152

jlarge@marineproductscorp.com

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended		Six Months Ended
June 30,	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$67,698	$69,547	$126,700	$138,887
Cost of goods sold	54,789	56,373	102,838	111,729
Gross profit	12,909	13,174	23,862	27,158
Selling, general and administrative expenses	8,098	7,424	16,438	16,166
Operating income	4,811	5,750	7,424	10,992
Interest income, net	476	879	918	1,730
Income before income taxes	5,287	6,629	8,342	12,722
Income tax provision	1,125	1,044	1,974	2,540
Net income	$4,162	$5,585	$6,368	$10,182

EARNINGS PER SHARE
Basic	$0.12	$0.14	$0.18	$0.28
Diluted	$0.12	$0.14	$0.18	$0.28

AVERAGE SHARES OUTSTANDING
Basic	34,985	34,708	34,931	34,670
Diluted	34,985	34,708	34,931	34,670

Second Quarter 2025 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(in thousands)
	June 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Cash and cash equivalents	$50,171	$52,379
Accounts receivable, net	6,053	4,176
Inventories	51,185	49,960
Income taxes receivable	154	439
Retirement plan assets	19,064	—
Prepaid expenses and other current assets	4,509	3,040
Total current assets	131,136	109,994
Property, plant and equipment, net	23,210	24,247
Goodwill	3,308	3,308
Other intangibles, net	465	465
Deferred income taxes	10,126	9,729
Retirement plan assets	—	18,489
Other long-term assets	5,000	5,015
Total assets	$173,245	$171,247

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$7,154	$5,499
Retirement plan liabilities	22,252	—
Accrued expenses and other liabilities	14,880	13,425
Total current liabilities	44,286	18,924
Retirement plan liabilities	—	21,667
Other long-term liabilities	1,728	1,653
Total liabilities	46,014	42,244

Stockholders' Equity
Preferred stock	—	—
Common stock	3,499	3,471
Capital in excess of par value	—	—
Retained earnings	123,732	125,532
Total stockholders' equity	127,231	129,003
Total liabilities and stockholders' equity	$173,245	$171,247

Second Quarter 2025 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(in thousands)
Six Months Ended June 30,	2025	2024
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$6,368	$10,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,576	1,384
Working capital	(1,192)	6,799
Other operating activities	2,413	1,372
Net cash provided by operating activities	9,165	19,737

INVESTING ACTIVITIES
Capital expenditures	(523)	(1,661)
Net cash used for investing activities	(523)	(1,661)

FINANCING ACTIVITIES
Payment of dividends	(9,795)	(33,990)
Cash paid for common stock purchased and retired	(1,055)	(907)
Net cash used for financing activities	(10,850)	(34,897)

Net decrease in cash and cash equivalents	(2,208)	(16,821)
Cash and cash equivalents at beginning of period	52,379	71,952
Cash and cash equivalents at end of period	$50,171	$55,131

Second Quarter 2025 Earnings Press Release

Non-GAAP Measures

Marine Products Corporation has used the non-GAAP financial measures of EBITDA, EBITDA margin, and free cash flow in today's earnings release. These measures should not be considered in isolation or as a substitute for performance or liquidity measures prepared in accordance with GAAP. Management believes that presenting EBITDA and EBITDA margin enables investors to compare our operating performance consistently over various time periods without regard to changes in our capital structure. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating Marine Products’ liquidity. Free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. Additionally, Marine Products’ definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, management believes it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth in the appendices below are reconciliations of these non-GAAP measures with their most directly comparable GAAP measures. These reconciliations also appear on Marine Products Corporation’s investor website, which can be found on the Internet at www.marineproductscorp.com.

Appendix A

(Unaudited)	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(In thousands)	2025	2024	2025	2024
Reconciliation of Net Income to EBITDA
Net income	$4,162	$5,585	$6,368	$10,182
Adjustments:
Add: Income tax provision	1,125	1,044	1,974	2,540
Add: Depreciation and amortization	787	702	1,576	1,384
Less: Interest income, net	476	879	918	1,730
EBITDA	$5,598	$6,452	$9,000	$12,376

Net sales	$67,698	$69,547	$126,700	$138,887

Net income margin(1)	6.1%	8.0%	5.0%	7.3%

EBITDA margin(1)	8.3%	9.3%	7.1%	8.9%

(1) Net income margin is calculated as net income divided by net sales. EBITDA margin is calculated as EBITDA divided by net sales.

Second Quarter 2025 Earnings Press Release

Appendix B

(Unaudited)	Six Months Ended
	June 30,	June 30,
(In thousands)	2025	2024
Reconciliation of Operating Cash Flow to Free Cash Flow
Net cash provided by operating activities	$9,165	$19,737
Capital expenditures	(523)	(1,661)
Free cash flow	$8,642	$18,076